Exhibit 99.1

ONCOTHYREON REGAINS COMPLIANCE WITH NASDAQ MINIMUM BID LISTING REQUIREMENT

Bellevue, WA- January 2, 2008- Oncothyreon Inc. (NASDAQ: ONTY, TSX:ONY) today announced that it has received a letter from The Nasdaq Stock Market, indicating that the Company has regained compliance with the $1.00 per share minimum closing bid price requirement for continued listing on the Nasdaq Global Market, pursuant to Nasdaq Marketplace Rule 4450(a)(5). In the letter, Nasdaq advised the Company that this matter is now closed.

About Oncothyreon
Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon's goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information visit www.oncothyreon.com.

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